                                                                   EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of the 1st day of April, 2000, by and among PINNACLE NATIONAL BANK (Proposed) (the "Bank"), a proposed national bank; PINNACLE FINANCIAL CORPORATION (proposed), a bank holding company incorporated under the laws of the State of Tennessee (the "Company") (collectively, the Bank and the Company are referred to hereinafter as the "Employer"), and HUGH M. QUEENER, a resident of the State of Tennessee (the "Executive").

                                    RECITALS:

     The Employer desires to employ the Executive as Executive Vice President and Chief Administrative Officer of the Bank and the Company and the Executive desires to accept such employment.

     The parties previously entered into an employment agreement, also dated as of April 1, 2000, that they wish to restate primarily for the purpose of revising certain change-in-control provisions.

     In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

     1.1 "AGREEMENT" shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

     1.2 "AFFILIATE" shall mean any business entity which controls the Company, is controlled by or is under common control with the Company.

     1.3 "BUSINESS OF THE EMPLOYER" shall mean the business conducted by the Employer, which is the business of commercial banking.

     1.4  "CAUSE" shall mean:

          1.4.1 With respect to termination by the Employer:

               (a) a material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by Employer. Such notice shall
          (i) specifically identify the duties that the Board of Directors of either the Company or the Bank believes the Executive has failed to perform, (ii) state the facts upon which such Board of Directors made such determination, and (iii) be approved by a resolution passed by two-thirds (2/3) of the directors then in office;

               (b) conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

               (c) arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Term of this Agreement of a crime involving breach of trust or moral turpitude;

               (d) conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

               (e) conduct by the Executive that results in removal from his position as an officer or executive of Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over Employer.

             1.4.2 With respect to termination by the Executive:

               (a) a material modification to the Executive's job title(s) or position(s) of responsibility or the scope of his authority or responsibilities under this Agreement without the Executive's written consent, which modification is not cured to the reasonable satisfaction of the Executive within thirty (30) days after written notice thereof from the Executive to the Board of Directors of either the Bank or the Company;

               (b) a change in supervision so that the Executive no longer reports to the person(s) or entity to whom he reported immediately after the Effective Date, which change in supervision is effected without the Executive's written consent;

               (c) a change in supervisory authority so that the holder of any position who normally reported to the Executive immediately after the Effective Date no longer reports to the Executive on a regular basis, which change in supervisory authority is effected without the Executive's written consent;

               (d) any change in the Executive's office location such that the Executive is required to report regularly to a location that is beyond a 25-mile radius from the Executive's office location determined immediately after the Effective Date, which change in office location is effected without the Executive's written consent; and

               (e) any material reduction in salary, bonus opportunity or other benefits provided for in Section 4 below from the level in effect immediately prior to the Change of Control.

      1.5 "CHANGE OF CONTROL" means any one of the following events:


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

               (a) the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote forty percent (40%) or more of any class of voting securities of either the Bank or the Company, as the case may be;

               (b) within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the "Incumbent Directors") shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director were elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) relating to the election of directors shall be deemed to be an Incumbent Director;

               (c) a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or

               (d) the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

     1.6 "COMPANY INFORMATION" means Confidential Information and Trade Secrets.

     1.7 "CONFIDENTIAL INFORMATION" means data and information relating to the business of the Bank or the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive's relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

     1.8 "DISABILITY" shall mean the inability of the Executive to perform each of his material duties under this Agreement for the duration of the short-term disability period under the Employer's policy then in effect as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.


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

     1.9 "EFFECTIVE DATE" shall mean the date April 1, 2000.

     1.10 "INITIAL TERM" shall mean that period of time commencing on April 1, 2000 (the "Beginning Date") and running until the close of business on the last business day immediately preceding the third anniversary of the Beginning Date.

     1.11 "TERM" shall mean the last day of the Initial Term or most recent subsequent renewal period.

     1.12 "TRADE SECRETS" means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

          (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

          (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.   DUTIES.

     2.1 POSITION. The Executive is employed initially as Executive Vice President and Chief Administrative Officer of the Bank and the Company and, subject to the direction of the Board of Directors of the Bank or the Company or its designees, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Bank or the Company in connection with the conduct of its business. The duties and responsibilities of the Executive are set forth on EXHIBIT A attached hereto.

     2.2 FULL-TIME STATUS. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

          (a) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

          (b) diligently follow and implement all reasonable and lawful management policies and decisions communicated to him by the Board of Directors of either the Bank or the Company; and

          (c) timely prepare and forward to the Board of Directors of either the Bank or the Company all reports and accountings as may be requested of the Executive.


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

     2.3 PERMITTED ACTIVITIES. The Executive shall devote his entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

          (a) investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor;

          (b) purchasing or otherwise acquiring an ownership interest in any entity provided that such interest shall not result in him collectively owning beneficially at any time five percent (5%) or more of any entity or, to the extent applicable, five percent (5%) or more of the stock, capital or profits of any entity in competition with the Business of the Employer; and

          (c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors of either the Bank or the Company approves of such activities prior to the Executive's engaging in them.

Notwithstanding the foregoing provisions of this Section 2.3, the Executive may provide services to any entity and may engage in such additional investment activities to the extent such services and such additional investment activities have been expressly approved in writing by the Board of Directors of either the Bank or the Company.

3.   TERM AND TERMINATION.

     3.1 TERM. This Agreement shall remain in effect for the Term. While this Agreement remains in effect it shall automatically renew each day after the Effective Date so that the Term remains a three-year term from day-to-day hereafter unless the Employer or the Executive gives written notice to the other of its intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the third anniversary of the thirtieth (30th) day following the date such written notice is received.

     3.2 TERMINATION. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

         3.2.1 By the Employer:

               (a) In the event that the Bank fails to receive its regulatory charter, or the Company fails to raise the necessary capital required to open the Bank, and should the Company's Founders decide to forgo future efforts to open the Bank, in which event the Employer shall be required to continue to meet its obligation to the Executive under Section 4.1 until December 31, 2000;

               (b) For Cause, upon written notice to the Executive pursuant to
          Section 1.4.1 hereof, where the notice has been approved by a resolution passed by two-thirds of the directors of either the Bank or the Company then in office;

               (c) Without Cause at any time, provided that the Bank shall give the Executive thirty (30) days' prior written notice of its intent to terminate, in which event the Employer shall be required to continue to meet its obligations to the Executive under Section 4.1 for a period equal to the remaining Term of the Agreement; or

               (d) Upon the Disability of Executive at any time, provided that the Employer shall give the Executive thirty (30) days' prior written notice of its intent to terminate, in which event, the Employer shall be required to continue to meet its obligations under Section 4.1 for a period of six (6) months or until the Executive begins receiving payments under the Company's long-term disability policy, whichever occurs first.

         3.2.2 By the Executive:

               (a) For Cause, in which event the Employer shall be required to continue to meet its obligations under Section 4.1 for a period equal to the lesser of (i) twelve (12) months following the termination or
          (ii) the remaining Term of the Agreement; or

               (b) Without Cause or upon the Disability of the Executive, provided that the Executive shall give the Employer sixty (60) days' prior written notice of his intent to terminate.

         3.2.3 At any time upon mutual, written agreement of the parties.

         3.2.4 Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive's death.

     3.3 CHANGE OF CONTROL. If the Executive terminates his employment with the Employer under this Agreement for Cause within twelve (12) months following a Change of Control, the Executive, or in the event of his subsequent death, his designated beneficiaries or his estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to three (3) times the Executives then current Base Salary and target bonus amount to be paid in full on the last day of the month following the date of termination. The Executive and his immediate family will continue to receive the health insurance plan benefits then in effect for employees of the Company and/or the Bank for a period of three years to include payment of the Employer funded portion of the plan. The Executive will also receive tax assistance, advice and filing preparation services from a qualified accounting firm of his choice for a period of three years at a cost to the Company and/or the Bank not to exceed $2,500 per year.

     3.4 EFFECT OF TERMINATION. Upon termination of the Executive's employment hereunder, the Employer shall have no further obligations to the Executive or the Executive's estate with respect to this Agreement, except for the payment of salary and bonus amounts, if any, accrued pursuant to Sections 4.1 and 4.2 hereof and unpaid as of the effective date of the termination of employment and payments set forth in Sections 3.2.1(a),(c) or (d); Section 3.2.2(a); Section 3.3; Section 3.5 and/or Section 4.4, as applicable. Nothing contained herein shall limit or impinge upon any other rights or remedies of the Employer or the Executive under any other agreement or plan to which the Executive is a party or of which the Executive is a beneficiary.

     3.5 TAX INDEMNITY. In the event it shall be determined that any payment or benefits by the Employer to the Executive (a "Payment") would subject the Executive to an excise tax under Section 4999 of the Internal Revenue Code (the "Code") (or any successor federal tax law), or any interest or penalties are incurred or paid by the Executive with respect to such excise tax (any such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to an additional payment from the Employer as is necessary (after taking into account all federal, state and local taxes (regardless of type, whether income, excise or otherwise) imposed upon the Executive as a result of the receipt of the payment contemplated by this Agreement) and any reduction in such taxes of the Executive as a result of the payment of the related Excise
Tax) to place the Executive in the same after-tax position the Executive would have been in had no Excise Tax been imposed upon or incurred or paid by the Executive (the "Tax Indemnity"). The Employer's outside auditor shall determine, utilizing such reasonable assumptions as it considers necessary, whether a Payment would subject the Executive to the Excise Tax within thirty (30) days after receipt of a written request from the Employer or the Executive in which the requesting party verifies that a Payment has been made and requests an appropriate determination. The requesting party shall provide the other party with a copy of any such written request. The outside auditor shall determine whether a Tax Indemnity obligation exists and, if so, the amount of the Tax Indemnity and shall provide supporting documentation to both the Employer and the Executive. The Employer shall pay the Executive any Tax Indemnity so determined in a lump sum in cash within thirty (30) days following the release of the related determination by the outside auditor; provided, however, that any such payment may be reduced by applicable legal withholdings. In the event that the Internal Revenue Service subsequently assesses an Excise Tax that is greater than the tax previously calculated by the outside auditor, the Employer shall make an additional Tax Indemnity payment, as calculated by the outside auditor in a manner consistent with the provisions of this Section 3.5, to the Executive within thirty (30) days of the date of such assessment.

4. COMPENSATION. The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

     4.1 BASE SALARY. During the Initial Term, the Executive shall be compensated at a base rate of $160,000 per year (the "Base Salary"). The obligation for payment of Base Salary shall be apportioned between the Company and the Bank as they may agree from time to time in their sole

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discretion. The Executive's Base Salary shall be reviewed by the Board of
Directors of the Bank and the Company at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Board of Directors of the Bank or the Company based on its evaluation of Executive's performance. Base Salary shall be payable in accordance with the Employer's normal payroll practices.

     4.2 INCENTIVE COMPENSATION. The Executive shall be entitled to annual bonus compensation, if any, as determined by the Board of Directors of the Company or the Bank pursuant to any incentive compensation program as may be adopted from time to time by the Company or the Bank.


     4.3 STOCK OPTIONS. The Company will establish a stock incentive plan contemporaneously with the initial public offering of the Company's common stock. The Company will grant to the Executive pursuant to such stock incentive plan, consistent with applicable provisions of the Internal Revenue Code, an incentive stock option to purchase, at a per share purchase price equal to $10.00, 30,000 shares of the Company's common stock. The option generally will become vested and exercisable in twenty percent (20%) increments, commencing on the first anniversary of the option grant date, which shall be the date that the Securities and Exchange Commission delcares effective the Company's registration statement on Form SB-2 (Registration No. 333-38018), and continuing for the next four successive anniversaries; provided, however, that, in the event of a Change of Control, the option shall become fully vested and exercisable; provided further, that in the event of a Change of Control prior to the third anniversary of the date the Bank opens for business, the option shall become vested and exercisable at a rate no more rapidly than thirty-three and one-third percent (33 1/3%) per year over the first three anniversaries of the date the Bank opens for business. The option shall expire generally upon the earlier of one (1) year following termination of employment or upon the tenth anniversary of the option grant date. The option will be issued by the Employer pursuant to the Company's stock incentive plan and subject to the terms of a related stock option agreement. The Executive shall be eligible for future option grants so long as the Company maintains a stock incentive plan and shall participate in future grants at a level that is commensurate with the relative levels of participation by all other senior management employees of the Employer.


     4.4 HEALTH INSURANCE.

          (a) The Employer shall reimburse the Executive for the cost of premium payments paid by the Executive for the Executive's current health insurance covering the Executive and the members of his immediate family until the first to occur of the following:

               (i) such time as the Company adopts a health insurance plan for employees of the Company and/or the Bank;

               (ii) the Company and the Bank abandon their organizational efforts; or

               (iii) December 31, 2000.


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

               (b) In the event of termination by the Executive for Cause (Section 3.2.3(a)), the Employer shall reimburse Executive for the cost of premium payments paid by the Executive to continue his then existing health insurance for himself and his eligible dependents as provided by the Employer for a period of three (3) months following the date of termination of employment.

               (c) In the event of a termination by the Employer without Cause (Section 3.2.1(c)), the Employer shall reimburse the Executive for the cost of premium payments paid by the Executive to continue his then existing health insurance for himself and his eligible dependents as provided by Employer for a period of twelve (12) months following the date of termination of employment.

     4.5 AUTOMOBILE. Beginning as of the month in which the Bank receives preliminary charter approval, the Employer will provide Executive with an automobile allowance of $750 per month.

     4.6 BUSINESS EXPENSES; MEMBERSHIPS. The Employer specifically agrees to reimburse the Executive for:

               (a) reasonable and necessary business (including travel) expenses incurred by him in the performance of his duties hereunder, as approved by the Board of Directors of either the Bank or the Company; and

               (b) beginning as of the Effective Date, the dues and business related expenditures, including initiation fees, associated with membership in a single civic association both as selected by the Executive and in professional associations which are commensurate with his position; provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

     4.7 VACATION. On a non-cumulative basis, the Executive shall be entitled to four (4) weeks of vacation in each successive twelve-month period during the Term, during which his compensation shall be paid in full.

     4.8 LIFE INSURANCE. The Employer will provide the Executive with access to term life insurance coverage at competitive rates at such time as the Company develops a life plan for employees of the Company and/or Bank, providing a death benefit of not less than $650,000, payable to such beneficiary or beneficiaries as the Executive may designate.

     4.9 TAX PREPARATION SERVICES. The Employer will provide the Executive with tax preparation services annually through a qualified accounting firm of the Executive's choice at an annual cost not to exceed $2,500.



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

     4.10 BENEFITS. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Bank similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Bank's standard policies and practices. Such benefits may include, by way of example only, profit-sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as the Bank deems appropriate.

     4.11 WITHHOLDING. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5.   COMPANY INFORMATION.

     5.1 OWNERSHIP OF COMPANY INFORMATION. All Company Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

     5.2 OBLIGATIONS OF THE EXECUTIVE. The Executive agrees:

          (a) to hold Company Information in strictest confidence;

          (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments of Company Information; and

          (c) in any event, not to take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Company Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Company when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

     5.3 DELIVERY UPON REQUEST OR TERMINATION. Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Company Information then in his possession or control. The Executive agrees that the covenant contained in Section 5 of this Agreement are of the essence of this Agreement; that the covenant is reasonable and necessary to protect the business, interests and properties of the Employer.


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

6. SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

7. NO SET-OFF BY THE EXECUTIVE. The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

8. NOTICE. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

               (i)  If to the Employer, to it at:

                    ________________________________________

                    ________________________________________

                    ________________________________________

               (ii) If to the Executive, to him at:

                    ________________________________________

                    ________________________________________

                    ________________________________________

9. ASSIGNMENT. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement.

10. WAIVER. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

11. ARBITRATION. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in a state court of Tennessee or the federal court for the Middle

District of Tennessee. The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

12. ATTORNEYS' FEES. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys' fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

13. APPLICABLE LAW. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Tennessee.

14. INTERPRETATION. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms "herein", "hereunder", "hereby", "hereto", "hereof" and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

15. ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement, including, but not limited to, that certain employment agreement between the Bank and the Executive previously signed by the parties and also dated as of April 1, 2000, are hereby expressly terminated and superseded.

16. RIGHTS OF THIRD PARTIES. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

17. SURVIVAL. The obligations of the Executive pursuant to Section 5 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

18. JOINT AND SEVERAL. The obligations of the Bank and the Company to Executive hereunder shall be joint and several.

                  [Remainder of Page Intentionally Left Blank]


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

         IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.


                                   THE BANK:


                                   PINNACLE NATIONAL BANK (PROPOSED)


                                   By:
                                      ------------------------------------------
                                   Print Name:
                                              ----------------------------------
                                   Title:
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                                   THE COMPANY:


                                   PINNACLE FINANCIAL CORPORATION


                                   By: /S/ M. TERRY TURNER
                                      ------------------------------------------
                                   Print Name: M. TERRY TURNER
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                                   Title:PRESIDENT & CEO
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                                   THE EXECUTIVE:


                                       /S/ HUGH M. QUEENER
                                   ---------------------------------------------
                                   HUGH M. QUEENER


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                                    EXHIBIT A

                         INITIAL DUTIES OF THE EXECUTIVE

                                            CHIEF ADMINISTRATIVE OFFICER

FUNCTION:

Has overall responsibility for the bank's operations and fiscal record keeping. Also has responsibility for the bank's consumer loan portfolio and asset quality. Maintains cash accounts, oversees budget preparation, regulatory agency reporting, and shareholder reporting. Prepares financial and other reports on a periodic basis for the Board and Senior Management.

AREAS OF ACCOUNTABILITY:

OPERATIONS:

1. Responsible for due from and due to banking activities including balance levels and incoming and outgoing wire transfers. Also, manages the bank's daily reserve and cash position.

2.   Responsible for the accounts payable function for the bank.

3. Keeps informed of new developments in technology and ideas affecting the overall operating efficiency of the bank and makes modifications as appropriate.

4. Has overall responsibility for maintaining appropriate risk tolerance levels to include final approval and override authority on requests made by bank officers for payment of the NSF items, overdrafts, and cash items. Also responsible for the identification of kite suspects and the review of items drawn against uncollected funds.

5. Has overall responsibility for the bank's consumer loan portfolio and asset quality.

6. Responsible for all loan operation functions to include consumer, commercial and real estate loan operations.

7. Serves as the bank's CRA Officer and, as such, formulates and maintains a program designed to ensure optimum compliance with the Community Reinvestment Act (CRA) and the Home Mortgage Disclosure Act (HMDA).

8. Keeps informed of new and pending laws and regulations affecting the bank's policies and procedures and initiates changes as appropriate.

9. Responsible for all deposit operation functions to include item processing, courier services, and data processing.


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10.  Supervises Human Resource Administration.

COMPLIANCE:

1. Manages the audit function to ensure proper operational and functional controls, and adherence to corporate policies and procedures.

2.   Coordinates all regulatory examinations and audit and accounting work.

3. Establishes and implements all operating procedures to insure proper internal controls.

4. Develops, implements, and maintains an effective compliance program to insure that the bank is in full compliance with all applicable laws and regulations.

5. Acts as the bank's Security Officer to insure compliance with the requirements of the Bank Security Act.

FINANCIAL REPORTS AND PLANNING:

1. Responsible for the preparation of financial statements, including balance sheets, profit and loss statements and statements of sources and uses of funds as required by external auditors, SEC, OCC, and other regulatory agencies.

2. Manages the accounting practices of the bank, keeping proper ledger records in order to determine an accurate financial picture.

3. Responsible for the preparation of financial reports, which monitor Asset/Liability management and interest rate risk. These monthly reports should include at a minimum the bank's liquidity position and liquidity ratios, net interest margin, deposit and loan volume trends and interest rates, and an inventory of securities.

4. Along with the CEO, manages the bank's investment portfolio to maximize yield and insure adequate liquidity. This includes proper pledging of securities for public funds.

5. Develops, implements, and controls the profit plan including the tax planning for the year in order to maximize cash management and funds available for investment. Also, analyzes results compared to the profit plan to identify potential problems and develops possible revenue producing strategies.